Exhibit 5.2
August 17, 2010
GATX Corporation
222 West Adams Street
Chicago, IL 60606-5314
           Re:      GATX Corporation 2010 S-3 Registration Statement
                       Form of Pass-Through Trust Agreement
Ladies and Gentlemen:
     We have acted as counsel to U.S. Bank National Association, a national banking association (“U.S. Bank”), in connection with (i) its execution of that certain Pass-Through Trust Agreement as yet undated (the “Trust Agreement”) between GATX Corporation (the “Issuer”) and U.S. Bank as Trustee (“Trustee”), the form of which is incorporated by reference to the Registration Statement (defined herein) and (ii) a registration statement on Form S-3 (the “Registration Statement”) of GATX Corporation dated the date hereof and relating to the offer and sale of debt securities and pass-through certificates to be issued from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended. You have asked us to opine with respect to the Certificates to be issued under the Trust Agreement. This opinion is being delivered to you at your request, with the consent of U.S. Bank. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement, except that reference herein to any document shall mean such document as in effect on the date hereof.
     We have examined a copy of the Trust Agreement and the Registration Statement. We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of U.S. Bank as we have deemed necessary or appropriate for the purposes of this opinion. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.
     For purposes hereof, the following actions and conditions are referred to as the “Required Actions”:
(i)	the due authorization, execution and delivery by, or on behalf of, each of the parties thereto of the Trust Agreement;

(ii)	prior to the first issuance of Certificates, the Issuer and the Trustee duly authorize, execute and deliver a Trust Supplement (the “Trust Supplement”) that contains all provisions necessary to effectuate the issuance of Certificates as contemplated by the Registration Statement and complies in all respects with the provisions of the Trust Agreement and all other documents contemplated thereby or by the Registration Statement to be executed in connection with the Trust Agreement and the issuance of Certificates;

(iii)	the Certificates are offered and sold pursuant to the prospectus forming a part of the Registration Statement and a prospectus supplement thereto (collectively, the “Prospectus”) that are consistent with, and accurately describe, the terms of the Trust Agreement, the Trust Supplement and all other related documents;

(iv)	the activities of the Issuer and the Trustee are and will be conducted in accordance with the Trust Agreement or the Trust Supplement; and

(v)	prior to the first issuance of Certificates, payment of the required consideration therefor is made in accordance with the terms and conditions of the Trust Agreement and the Trust Supplement and as described in the Prospectus, and the Certificates are otherwise issued, authenticated and delivered in accordance with the terms, conditions, requirements and procedures set forth in the Trust Agreement and the Trust Supplement and as described in the Prospectus.
     Based on the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:
     1.     U.S. Bank is a national banking association, validly existing in good standing under the laws of the United States and has the power and authority to execute, deliver and perform the Trust Agreement.
     2.     Insofar as the federal laws of the United States governing the trust powers of U.S. Bank are applicable to the execution and delivery of the Trust Agreement, the Trust Supplement and the Certificates and U.S. Bank’s performance of its duties under such documents, upon completion of the Required Actions, each of the Trust Agreement and the Trust Supplement shall constitute the binding obligation of U.S. Bank as Trustee, enforceable against the Trustee in accordance with its terms, and the Certificates will be validly issued and delivered pursuant to the Trust Supplement.
     The foregoing opinions are subject to the following assumptions, exceptions and qualifications:
      A.     The foregoing opinions are limited to the laws of the United States of America governing the trust powers of U.S. Bank, except that we express no opinion with respect to (i) other federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, the Investment Company Act of 1940, as amended, and laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended), (ii) state securities or blue sky laws or (iii) laws, rules and regulations applicable to the particular nature of the Equipment Notes or Equipment.
      B.     We have assumed (i) the valid existence of each party (other than the Trustee) to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) that each party (other than the Trustee) has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, and (iv) that each party (other than the Trustee) has or will duly authorize, execute and deliver the documents examined by us.
      C.     The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable laws relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution.
      D.     We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.
     We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Opinions” contained in the prospectus that is part of the Registration Statement, and relates solely to the matters addressed herein. Without our prior written consent, this opinion may not be relied upon by or furnished to any person or entity for any purpose.
Very truly yours,

/s/ Shipman & Goodwin LLP

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